SB PARTNERS                                                       CODE OF ETHICS
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SB Partners' philosophy is to be a good, profitable, and enduring company. In achieving these goals, SB Partners is dedicated to the highest standards of integrity and ethics. Personal integrity and moral fiber are just as important as technical competence and work ethics to advance within SB Partners. The highest trust, confidence, and responsibility is placed in each Associate, and it is believed that his/her fundamental integrity and honesty is essential in daily relations with customers, the public, and fellow Associates. SB Partners will not tolerate any Associate who achieves results by violating laws, being involved in dishonest or unscrupulous business practices, or who jeopardizes SB Partners' reputation.

Through these policies and actions, SB Partners seeks the very best that can be achieved; a partnership that creates both economic value and acts on ethical principals. It is the responsibility of SB Partners leaders to make ethical behavior and efficient performance complementary. SB Partners measurer excellence by qualitative values as well as by quantitative results, motivating Associates to "do the right thing" while "doing things right". All Associates are encouraged to be alert to ethical ambiguity and to respond promptly to concerns about possible violations of laws and regulations.

SB Partners also looks to its leadership to uphold these policies and standards and to set an example by instilling a spirit of honor in the workplace. With this in mind, the Company and each Associate are expected to comply with the following standards to the best of their ability.

QUALITY AND FAIRNESS
--------------------
All Associates will pursue quality in every service provided by SB Partners and will strive to earn the customers' trust. Therefore, Associates will endeavor to deliver the product promised and what the customer expects.

ASSETS AND FUNDS
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Each Associate with responsibility for the use of SB Partners' physical assets or funds will be accountable and responsible for his/her proper conduct as a fiduciary in relation to the use or protection of those assets.

INTERNAL FINANCIAL REPORTING
----------------------------
Each Associate has ethical and legal responsibilities for the proper use and protection of assets and for reporting financial and other important SB Partners information. SB Partners has established, and all Associates must maintain, high standards of accuracy, honesty, integrity, completeness and confidentiality in regard to SB Partners' financial records and reporting.

Uniformity in certain basic accounting definitions, classifications, reporting and control practices is necessary in order to provide financial information for various components of SB Partners' business on a complete, accurate, timely and comparable basis. Consequently, accounts and records will be maintained and financial reports will be prepared in a manner that conforms to SB Partners policies and procedures.

SELECTION OF SUPPLIERS
----------------------
SB Partners selects suppliers on the basis of the needs of its business. Consequently, only reputable, qualified individuals or firms under market compensation agreements that are reasonable in relation to the services required will be employed.

No Associate may select a supplier for any reason other than its ability to fulfill SB Partners' needs. In particular, no Associate may personally accept any goods, services or other forms of compensation or favors for less than market value. Further, no Associate may own an interest in a business, be a supplier to or a creditor of a supplier, unless the interest is represented by a publicly traded security and the Associate does not own more than 5% of the outstanding securities of any class. The provisions of this section are not intended to apply to routine, reasonable business entertainment customary in local business relationships.

No Associate may utilize a supplier, consultant or subcontractor to work on his/her personal residence(s) or those of related persons without the prior approval of the appropriate Vice President of the General Partner of SB Partners.

IMPROPER PAYMENTS
-----------------
SB Partners expects all Associates to use only legitimate practices in commercial operations and in promoting SB Partners position on issues before governmental authorities. Kickbacks, fees, commissions, or any forms of "bribes" intended to induce or reward favorable decisions and/or governmental actions are unacceptable and prohibited.

These provisions are not intended to apply to routine, reasonable business entertainment or gifts of minor value ($100) which are customary in local business relationships, provided that no laws or SB Partners policies are violated and full disclosure is made to the immediate supervisor.

No Associate will distribute any payment or anything of value, whether directly or indirectly to:

 a) an individual or firm employed by, or acting for or on behalf of:

     i) any customer, whether private of governmental, for the purpose of inducing or rewarding any favorable action by the customer in any business transaction;

    ii) or any governmental entity, for the purpose of inducing or rewarding any favorable action or withholding action, by a governmental entity in any governmental matter;


 b) any government official, political party, or official of such party, or any candidate for political office, for the purpose of inducing or rewarding any favorable action or withholding action, or the exercise of influence by such official, party or candidate in any business transaction or in any government matter.


OBSERVATION OF THE CODE OF ETHICS
---------------------------------
Each Associate has an obligation to observe and uphold SB Partners' Code of Ethics. Every Associate should avoid even the appearance of impropriety since such appearance would undermine the general support of the Code of Ethics. Violation of this policy may result in disciplinary action, up to and including termination of employment.

Any questions about the meaning or applicability of SB Partners Code of Ethics should be addressed to the appropriate Vice President or Human Resources Director.